Exhibit 10.21

EXTENSION OF CHIP PURCHASE AGREEMENT

This Extension of Wood Chip Purchasing Agreement (the “Extension Agreement”) made this 17 day of December, 2002, by and between Blue Ridge Paper Products Inc., a Delaware corporation with offices in Canton, North Carolina (“Blue Ridge”) and Suncrest Land and Timber Company, a North Carolina corporation with offices in Haywood County, North Carolina (“Suncrest”).

RECITALS:

WHEREAS, Blue Ridge, as successor to Champion International, desires to amend and extend that certain Wood Chip Purchasing Agreement by and between Suncrest and Champion International dated April, 1998 (the “Champion Agreement”) and Suncrest agrees to amend and extend the Champion Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties contract and agree as follows:

1.                                       The Champion Agreement and all of its terms and conditions be and hereby is extended to and until May 14, 2004, subject to the following changes:

(a)                                  Article I, Chipping Services, is deleted in its entirety as that portion of the Champion Agreement had previously expired March 31, 1998, and was neither renewed nor extended.

(b)                                 The next to last sentence of the Champion Agreement is deleted and in lieu thereof is the following sentence: “The chips shall be tested using the classifier sizes as determined by Blue Ridge.”

(c)                                  Section 4.4 of the Champion Agreement is deleted as being no longer applicable.

(d)                                 Section 5.6 Notices in the Champion Agreement is changed as follows:

Notices.  All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid, as follows:

If to Blue Ridge:	Blue Ridge Paper Products Inc.
P.O. Box 4000
Canton, North Carolina 28716
Attention: Jerry Smathers
828-646-2271
828-646-2266 (facsimile)

If to Suncrest:	Suncrest Land and Timber Company
Highway 276, Jonathan’s Creek
P.O. Box 65
Waynesville, North Carolina 28786
Attention: Bruce Powell
828-926-9144
828-926-9117 (facsimile)

(e)                                  Wherever the name “Champion International” appears in the Champion Agreement it shall read “Blue Ridge Paper Products Inc.” and wherever the word “Champion” appears it shall read “Blue Ridge.

(f)                                    Schedule 1 of the Champion Agreement is deleted and is replaced by the Schedule 1 attached to this Extension Agreement.

IN WITNESS WHEREOF the parties hereto have set their hands and seals the day and year first above written.

BLUE RIDGE PAPER PRODUCTS INC.

By:	/s/ Jerry C. Smathers
Name:	JERRY C. SMATHERS
Title:	District Procurement Manager

SUNCREST LAND AND TIMBER COMPANY

By:	/s/ Carl B. Powell Jr.
Name:	Carl B. Powell Jr.
Title:	President

2

SUNCREST CHIP MILL

CHIP COST REVIEW

Replaces Schedule 1 of Original Contract

Processing and freight
Both Species	7.25/ton
Freight	3.00/ton

Total Rate	10.25/ton

No escalation

Roundwood cost chip tons
Pine	26.72/ton del.chips
Hardwood	27.80/ton del.Chips

Total Delivered Cost

*New Qtr. pricing
Pine	36.56
Hardwood	38.05

Annual cost rate to April 2001 *
Pine	35.50
* Hardwood	37.85

Movement from delivered cost in a year
Pine	34.47/ton to 37.56/ton
Hardwood	36.71/ton to 38.98/ton

*This rate represents a 3% increase over 1998 rates or 1.5% increase per year.

CHIPPING SERVICES
AND WOOD CHIP PURCHASING AGREEMENT

THIS CHIPPING SERVICES AND WOOD CHIP PURCHASING AGREEMENT (the “Agreement”) dated this 1 day of April, 1998 is by and between CHAMPION INTERNATIONAL CORPORATION (“CHAMPION”) and SUNCREST LAND AND TIMBER COMPANY (“SUNCREST”).

W I T N E S S E T H:

WHEREAS, CHAMPION owns and operates a paper mill in Canton, North Carolina and wishes to supply logs to SUNCREST for processing into wood chips for delivery to CHAMPION through March 31, 1998 and thereafter wishes to purchase wood chips from SUNCREST;

WHEREAS, SUNCREST owns and operates a chip mill in Maggie Valley, North Carolina (the “SUNCREST Mill”) and is willing to provide wood chipping services to CHAMPION through March 31, 1998, and thereafter to supply CHAMPION with wood chips;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

I.  CHIPPING SERVICES

1.1                                 Term and Quantity.  During the period from November 1, 1997 through March 31, 1998, CHAMPION agrees to purchase from SUNCREST and SUNCREST agrees to provide to CHAMPION chipping services for 121,980 tons of wood.

1.2                                 Procurement.  CHAMPION shall deliver hardwood and pine logs (the “Logs”) to SUNCREST in a quantity sufficient to enable SUNCREST to meet the delivery schedule set forth below.

1.3                                 Process.  SUNCREST shall process the Logs into wood chips meeting the specifications set forth on Exhibit A (the “Chips”).

1.4                                 Delivery.

a)                                      All Chips shall be loaded in trucks and hauled at SUNCREST’s expense.

b)                                     Two weeks of downtime will be scheduled each year during which time no chipping services will be provided.  CHAMPION will make reasonable efforts to order 5,700 tons of chips each week, comprised of 20% pine and 80% hardwood, subject, however, to maintenance and downtime at the Canton Mill.  CHAMPION will confirm or modify each week’s chip order and schedule of delivery approximately seven (7) days before the week in question begins.

1.5                                 Price and Payment.

a)                                      CHAMPION shall pay SUNCREST weekly a service fee of $10.25/ton for the Chips processed, hauled and delivered each week.

b)                                     CHAMPION may deduct from payment due any overpayment, loss or adjustment due to incorrect scaling or failure to meet specifications.

1.6                                 Minimum Volume.  Except for the two weeks of scheduled downtime, the minimum target volume of Chips to be processed and delivered each week is 5,700 tons.  In the event the agreed to quarterly target volume of 71,250 tons is not met, at the end of each quarter both parties shall meet and use their best efforts to resolve the shortfall.  If no agreement is reached, and CHAMPION is responsible for the shortfall, a charge $4.00/ton on the shortfall volume will be paid by CHAMPION to SUNCREST.  If no agreement is reached and SUNCREST is responsible for the shortfall, CHAMPION in its discretion may elect (1) to have SUNCREST later provide the shortfall volume or (2) to reduce the annual contract volume by the shortfall amount.

1.7                                 Scaling.

a)                                      All Chips shall be weight scaled on CHAMPION’s scales at Canton, North Carolina.  A pay statement shall be delivered to SUNCREST within one (I) week of delivery.

b)                                     All Logs delivered by CHAMPION shall be weight scaled by a CHAMPION representative at the SUNCREST Mill.  SUNCREST shall accept no deliveries unless they have been weighed by a CHAMPION representative.

c)                                      Each party shall have fourteen (14) days to review and object to scaling determinations.  Unless the party objects, in writing, to such scale determinations, the determinations shall be binding and conclusive.

1.8                                 Ownership.  All Logs delivered to the SUNCREST Mill and all Chips shall remain the property of CHAMPION while at the SUNCREST Mill.  SUNCREST shall not enter into any agreement whereby the Logs and Chips or other property of CHAMPION are used or represented as collateral for SUNCREST’s benefit, nor shall SUNCREST enter into any agreement that could otherwise cause a lien against CHAMPION’s property.  SUNCREST shall cure any liens encumbering the Logs and Chips at the SUNCREST Mill within ten (10) days of the earlier of SUNCREST’s receipt of notice or knowledge thereof, whether actual or constructive notice.  SUNCREST represents that the following entities have a security interest in the SUNCREST Mill or assets situated at the mill:                    .  SUNCREST shall notify in writing all entities with an interest in the SUNCREST Mill or the equipment situated thereon, whether or not recorded, of CHAMPION’s ownership of the Logs and Chips located at the SUNCREST Mill.

1.9                                 Protection of Property.  SUNCREST, using the same degree of care that it uses to protect its property, shall protect all of CHAMPION’s property, including Logs and Chips at the SUNCREST Mill from theft, vandalism, fire and spoilage.

1.10                           Access.  SUNCREST grants CHAMPION free and unrestricted access to any areas of the SUNCREST Mill property where Logs and Chips are stored.

II. PURCHASE OF WOOD CHIPS

2.1                                 Term and Quantity.  During the period from April 1, 1998 through December 31, 1998, CHAMPION agrees to purchase from SUNCREST and SUNCREST agrees to manufacture and sell to CHAMPION approximately 212,040 tons of wood chips on the terms and conditions set forth in this Article and in Articles III through V. During the period from January 1, 1999 through December 31, 2002.  CHAMPION agrees to purchase from SUNCREST and SUNCREST agrees to manufacture and sell to CHAMPION 285,000 tons of wood chips annually on the terms and conditions set forth in this Article and in Articles III through V.

2.2.                              Delivery.

a)                                      All Chips shall be delivered free on board rail, truck or both (per CHAMPION’s instruction) at the Canton Mill.

b)                                     Two weeks of downtime will be scheduled each year during which time no chipping services will be provided.  CHAMPION will make reasonable efforts to order 5,700 tons of Chips each week, comprised of 20% pine and 80% hardwood, subject however to maintenance and down time at the Canton Mill.  CHAMPION will confirm or modify each week’s Chip order and schedule of delivery approximately seven days before the week in questions begins.

2.3                                 Price and Payment.

a)                                      CHAMPION shall pay SUNCREST weekly for Chips delivered as set forth on Schedule One attached hereto and incorporated herein.

b)                                     CHAMPION may deduct from payment due any overpayment, loss or adjustment due to incorrect scaling or failure to meet specifications.

2.4                                 Minimum Volume.  Except for the two weeks of scheduled downtime, the minimum target volume of Chips to be processed and delivered each week is 5,700 tons.  In the event the agreed to quarterly target volume of 71,250 tons is not met, at the end of each quarter both parties shall meet and use their best efforts to resolve the shortfall.  This does not relieve CHAMPION of it’s obligation to purchase or SUNCREST obligation to produce the annual amount of 285,000 tons of chips stated here in.

2.5                                 Scaling.  All Chips delivered to CHAMPION shall be weight scaled at Canton, North Carolina.  A pay statement shall be provided to SUNCREST within one week of delivery.

ARTICLE III - QUALITY

3.1                                 Quality.  SUNCREST understands that high quality Chips are essential to the high quality paper that CHAMPION intends to manufacture at the Canton Mill.  All chips delivered must meet or exceed the specifications set forth in Exhibit A.

3.2                                 Measurement.  Chip quality will be measured by SUNCREST using the Williams Classifier chip system, or other system approved by CHAMPION, after the Chips have been screened and at a location and on a schedule to be agreed upon by CHAMPION and SUNCREST.  The Chips shall be tested using the same classifier sizes as CHAMPION uses at its own chipping facilities and mills.  The current screen sizes are 1 3/4”, 1”, 1/2”, 3/8”, 1/8” and PAN.

ARTICLE IV - TERMINATION

4.1                                 Default.  In the event either party defaults in the prompt or full performance of any provision of this Agreement, the other party shall give written notice of default and the defaulting party shall have thirty (30) days after notice to cure the default.  If the default is not cured to the non-defaulting party’s satisfaction, the non-defaulting party shall have the right to terminate effective immediately.

4.2                                 Other Reasons for Termination.  This Agreement shall immediately terminate upon (i) the insolvency of either party or (ii) thirty (30) days after the filing of a claim of bankruptcy by or against a party hereto, whether voluntary or involuntary, providing such claim has not been dismissed within the thirty (30) day period.

4.3                                 Termination by Mutual Agreement.  This Agreement may be terminated upon the mutual written agreement of both parties.

4.4                                 Right to Remove.  CHAMPION shall have sixty (60) days from the date of termination to remove its property from the SUNCREST Mill.

V. MISCELLANEOUS

5.1                                 Insurance.  SUNCREST shall obtain and continue in force during the term of this Agreement the following minimum limits of insurance:

a)              Comprehensive General Liability insurance for $1,000,000 CSL per occurrence for bodily injury and property damage combined, $1,000,000 aggregate, with contractual liability covering the liability of SUNCREST assumed under paragraph 5.2.

b)             Workers Compensation insurance (statutory amount) and Employer’s Liability of $500,000.

Certificates of insurance shall be provided to CHAMPION and kept current as evidence of the above coverages, and shall provide that at least thirty (30) days notice shall be given to CHAMPION at the address set forth in paragraph 5.6 before any material change or cancellation of the policy.

Failure by SUNCREST to perform the requirements of this paragraph shall be a material default.

CHAMPION shall obtain and continue in force during the term Workers’ Compensation insurance (statutory amount) and automobile insurance and shall provide a certificate of insurance to SUNCREST as evidence of such coverage.

5.2                                 Indemnification.  Each party assumes responsibility for and shall indemnify, defend and hold the other party harmless from and against claims, demands, suits, judgments, actions or liability, including fees and costs of attorneys, arising out of (i) breach of warranty of title, (ii) personal or bodily injury to or death of any person (including, but not limited to the employees of the indemnitor) or (iii) damage, loss or destruction of property sustained by any person when such injury, death, damage, loss or destruction is caused by the intentional misconduct or negligent act or omission of the indemnitor, its employees, agents, contractors or subcontractors or when such act or omission is the kind for which one is made strictly liable.  When such injury, death, damage, loss, or destruction is caused by the joint or concurrent negligence of the indemnitor or those for whom the indemnitor has assumed responsibility and the indemnitee, then the indemnitor’s liability under this clause shall be equal to the degree that its negligence together with the negligence of those for whom the indemnitor has assumed responsibility contributed to the cause of the injury, death, damage, loss or destruction, provided, however, that under these circumstances each party shall bear its own defense costs.

5.3                                 Force Majeure.

a)              Either parties’ performance of the duties set forth in this Agreement shall be excused or reduced when the party is prevented from such performance due to events of Force Majeure such as Acts of God, acts or omissions of public authorities including federal, state, or local governments, fire or other casualty, labor disputes, wars, fuel shortage and/or any other similar event beyond that party’s control.

b)             In the event that either party is prevented by an event of Force Majeure from performance of its duties, the party seeking excuse shall promptly notify the other party of the event which gives rise to the excuse of performance, the anticipated duration of the interruption of performance and its extent.

5.4                                 Independent Contractor Relationship.  The status of SUNCREST under this Agreement is that of an independent contractor.  The parties in no way stand in the relationship of master and servant, principal and agent, or employer and employee.  Except as herein provided,

SUNCREST shall be and remain free from the direction and control of CHAMPION in all particulars in the performance of this Agreement.

5.5                                 Assignment, Governing Law, Entire Agreement.  This Agreement shall (a) be construed under the laws of the State of North Carolina; (b) may be assigned by CHAMPION upon written notice to SUNCREST; and (c) may not be modified except by a writing signed by both parties.  All prior or contemporaneous agreements regarding the subject matter of this Agreement among the parties, whether written or oral, are merged herein and shall be of no force or effect.  There are no representations or warranties related to the subject matter hereof other than those set forth in this Agreement.

5.6                                 Notices.  All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid, as follows:

If to CHAMPION:	CHAMPION INTERNATIONAL CORPORATION
Forest Products - Forest Resources
P. O. Box 1289
Canton, North Carolina 28716 35618
ATTENTION: OPERATIONS MANAGER
(704) 646-2800
(704) 646-2266 FAX

If to SUNCREST:	SUNCREST LAND AND TIMBER COMPANY
Highway 276, Jonathan’s Creek
P. O. Box 65
Waynesville, NC 28786
ATTENTION: BRUCE POWELL
(704) 926-9114
(704) 926-9117 FAX

5.7                                 Limitation of Damages.  Under no circumstances shall either party be liable to the other at any time for consequential damages, punitive damages or the reimbursement of expenses incurred in connection with its performance under this Agreement.

5.8                                 No Third Party Benefits.  This Agreement is made for the sole benefit of CHAMPION and SUNCREST and no other person shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement.

5.9                                 Waiver.  No waiver of any of the terms and conditions of this Agreement shall be considered or construed to be a continuing waiver.  Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

5.10                           Construction.  All provisions of this Agreement have been negotiated at arm’s length and this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provision hereof.

CHAMPION INTERNATIONAL CORPORATION

By:	/s/ [ILLEGIBLE]
Executive Vice President

SUNCREST LAND AND TIMBER COMPANY

By:	/s/ [ILLEGIBLE]

SCHEDULE 1

Processing and Freight

• Processing Fee
Both Species	$7.25/Ton of Delivered Chips	No escalation
• Freight Rate
Both Species	$3.00/Ton on Delivered Chips	No escalation
• Total Rate
Both Species	$10.25/Ton of Delivered Chips

Roundwood Cost in Chip Tons

• Pine	$25.25/Ton of Delivered Chips
• Hardwood	$26.50/Ton of Delivered Chips

Total Delivered Cost

• Pine	$35.50/Ton of Delivered Chips
• Hardwood	$36.75/Ton of Delivered Chips

Movement From The Total Delivered Cost Within A Year

• Pine	$34.47/Ton - $36.56/Ton
• Hardwood	$35.68/Ton - $37.85/Ton

Cost Review - Quarterly

•                  During a quarterly review, the parties shall review the rates paid under this Agreement, and if market conditions have change, may renegotiate the rate for the upcoming quarter within the stated annual brackets.

•                  The parties intend that the rate to be paid for each Product shall be fair market value for the designated Product for similar contract term, volume, quality and species.

Cost Review - Annually

•                  The base rate and cost limits will be review and agreed to, every year before April 1st for each year of this contract.

Unable to Agree

•                  In the event Seller and Champion’s representative are unable to agree upon the rate for the upcoming quarter or year, Seller shall be entitled to meet with Champion’s General Manager for the region to discuss and attempt to resolve such rate.

•                  Deliveries shall continue pending the General Manager’s decision at the then-current rate, and adjustments shall be retroactive to the beginning of the quarter or year.

•                  If agreement still is not met, an agreed to third party arbitrator will used to establish the price within the quarter in question.

CHAMPION INTERNATIONAL CORPORATION

CHIP SPECIFICATIONS

CANTON, NC MILL

EXHIBIT “A”

SUNCREST

		TARGET	MAXIMUM
	SIZE (PINE & HARDWOOD)	3/4”

BARK	SUMMER	LESS THAN 1%	2%
	WINTER	LESS THAN 2%	2%

	OVERSIZE (RETAINED ON 1 3/4” SCREEN)	1%	3%

	PINS (RETAINED ON 1/8” SCREEN)	7%	10%

	FINES (PASS THROUGH 1/8” SCREEN)	0.5%	1%

	RETAINED ON 1” SCREEN	15%

	RETAINED ON 1/2” SCREEN	65%

	RETAINED ON 3/8” SCREEN	10%

OTHER:

ALL CHIPS WILL BE SCREENED. STANDARD SCREEN SIZES ARE:

TOP SCREEN - 1 3/4” ROUND

BOTTOM SCREEN - 1/8” ROUND

PINE AND HARDWOOD CHIPS WILL BE COMPLETELY SEPARATED.

NO CONTAMINATION IS ALLOWED FROM PLASTICS, SOIL, METAL, STYROFOAM, OIL, ETC.

“BEETLE KILLED” OR DEAD AND STAINED WOOD WILL BE NO MORE THAN 25% OF A LOAD.  ALL OTHER WOOD IS EXPECTED TO BE “GREEN” AVERAGING BETWEEN 40 TO 50% MOISTURE CONTENT.

NOTE: BOTH RESIDUAL AND PRIMARY CHIP SUPPLIERS ARE EXPECTED TO ADHERE TO THESE CHIP SIZE SPECIFICATIONS.  FAILURE TO DO SO WILL RESULT IN TERMINATION OF DELIVERIES.